Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Midwest Holding Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$ 105,047,383.44(1)(2)	0.00011020	$ 11,576.22(3)
Fees Previously Paid	$ 0		$ 0
Total Transaction Valuation	$ 105,047,383.44
Total Fees Due for Filing			$ 11,576.22
Total Fees Previously Paid			$ 0
Total Fee Offsets			$ 0
Net Fee Due			$ 11,576.22

(1)	In accordance with Exchange Act Rule 0-11, the maximum number of securities of Midwest Holding Inc. to which this transaction applies was estimated to be as follows (based on the number of the number of the following securities outstanding as of June 1, 2023) (a) 3,728,601 shares of common stock outstanding; (b) 322,471 shares of common stock underlying outstanding stock options (consisting of stock options entitled to receive (i) the per share merger consideration of $27.00, less the exercise price per share of each such underlying outstanding stock option, and (ii) cash replacement stock option amounts to be paid in accordance with applicable vesting schedules and terms thereof); and (c) 23,022 shares of common stock underlying outstanding restricted stock unit awards (consisting of restricted stock unit awards entitled to receive (i) the per share merger consideration of $27.00 and (ii) cash replacement restricted stock unit award amounts to be paid in accordance with applicable vesting schedules and terms thereof).

(2)	In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of June 1, 2023, based on the sum of: (a) the product of 3,728,601 shares of common stock outstanding and the per share merger consideration of $27.00; (b) the product of 322,471 shares of common stock underlying outstanding stock options (consisting of stock options entitled to receive (i) the per share merger consideration of $27.00, less the exercise price per share of each such underlying outstanding stock option, and (ii) cash replacement stock option amounts to be paid in accordance with applicable vesting schedules and terms thereof) and $11.64, which is the difference between the per share merger consideration of $27.00 and the weighted average exercise price of such outstanding stock options of $15.36 per share; and (c) the product of 23,022 shares of common stock underlying outstanding restricted stock unit awards (consisting of restricted stock unit awards entitled to receive (i) the per share merger consideration of $27.00 and (ii) cash replacement restricted stock unit award amounts to be paid in accordance with applicable vesting schedules and terms thereof) and the per share merger consideration of $27.00.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.